Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Wolverine World Wide, Inc. Stock Incentive Plan of 2010 of our reports dated March 3, 2010, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc. included in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010, and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Grand Rapids, Michigan
March 3, 2010